United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

November 1, 2012
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operation and Financial Condition.

Ultralife Corporation (NASDAQ: ULBI) reported an operating profit from continuing operations of $1.8 million on revenue of $26.2 million for the quarter ended September 30, 2012.  For the third quarter of 2011, the company reported operating income from continuing operations of $1.5 million on revenue of $35.2 million.

Revenue was $26.2 million, compared to $35.2 million for the third quarter of 2011, a 26% decline.     Battery & Energy Products sales declined by $12.2 million to $16.6 million, primarily due to the continued slowdown in the government and defense order rate for rechargeable and non-rechargeable batteries.  Communications Systems sales were $9.5 million, compared to $6.4 million for the same period last year, an increase of 50%, reflecting shipments of SATCOM systems and the fulfillment of amplifier orders that were delayed from the second quarter.

Gross profit was $8.2 million, or 31.4% of revenue, compared to $9.4 million, or 26.6% of revenue, for the same quarter a year ago, an increase of 480 basis points. Battery & Energy Products’ gross margin was 28.7%, a 120 basis point improvement over the 27.5% reported last year, reflecting favorable sales mix and improved 9-volt margins.  Communications Systems’ gross margin was 36.1%, versus 22.5% last year.  The year earlier period included a $1.1 million charge to write-off components associated with a discontinued amplifier product line.  This charge reduced the total gross margin for the third quarter of 2011 by approximately 300 basis points.

Operating expenses were $6.5 million, a decrease of $1.4 million or 17% from $7.8 million a year ago, primarily due to workforce reductions completed in the first half of 2012 in addition to discretionary spending cuts and lower sales commissions.   As a percent of revenue, operating expenses were 24.7%, compared to 22.2% a year ago.

Operating income was $1.8 million, a 14% increase over the $1.5 million for the same period in 2011, reflecting the benefits of favorable sales mix, productivity gains and operating expense reductions. Operating margin was 6.7%, compared to 4.4% for the year-earlier period, an increase of 230 basis points.

Net income from continuing operations was $1.5 million, or $0.09 per share, compared to net income of $1.3 million, or $0.08 per share, for the third quarter of 2011.  Net income from discontinued operations was $0.2 million or $0.01 per share, versus $0.0 million or $0.00 per share for the same quarter last year.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01	Financial Statements, Pro Forma Financials and Exhibits.

(a)	Exhibits

99.1 Press Release of Ultralife Corporation dated November 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2012		ULTRALIFE CORPORATION

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer & Treasurer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Ultralife Corporation dated November 1, 2012